CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY REPORTS RECORD SECOND QUARTER REVENUE & PROFIT

Jinan Yinquan Technology Co., Ltd.  Second Quarter Revenues Increase by 150 Percent – Net Profit Increases by 440 Percent

HENDERSON, Nev., August 16, 2007 – – –Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today reported operating results for the second quarter ended June 30, 2007. Revenues were $1,267,867 which represents a 150 percent increase over the same period in 2006. The Company said it had a net profit of $128,057 compared to $23,833 in the second quarter of 2006.  That represents a 440 percent increase over the same period in 2006.

“The sharp increase in both revenue and net profit can be attributed to successful marketing efforts and rapid acceptance of the Company's products and services particularly in newly developed markets,” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc.  “As the newly developed markets become more mature in conjunction with the successful completion of proposed financing we are optimistic that revenues and profits will continue to increase in the second half of 2007.”

The Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

The Company said it currently employs 51 people.

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 51 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that the revenues and profits will continue to increase in the second half of 2007 due to the newly developed markets become more mature in conjunction with the successful completion of proposed financing ，we are well positioned to take full advantage of the growth in the information technology and telecommunications industries in the world’s most populous nation; and that the Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations as well as the Company’s form 10-QSB filed on December 15, 2006. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com